EXCLUSIVE LICENSE AGREEMENT

Between
Cornerstone Ventures, L.L.C.
And
The Research Foundation of State University of New York at Stony Brook

This Agreement and all appendices ("Agreement"), effective as of June 21 ~~15,~~ 2001, between **Cornerstone Ventures, LLC**, a limited liability company of the State of New York, having an office at 570 Seventh Avenue, New York, NY 10018 ("LICENSEE") and **The Research Foundation of State of New York at Stony Brook,** a non-profit corporation duly organized and existing under the laws of the State of New York and having an office at the State University of New York at Stony Brook, N5002 Frank Melville, Jr. Memorial Library, Stony Brook, NY 11794 ("FOUNDATION").

RECITALS

Whereas, FOUNDATION has conceived and developed rights, including potential patent rights, related to lipoic acid derivatives; and

Whereas, LICENSEE has an interest in the development of lipoic acid derivatives and analogues and congeners thereof in the "FIELD" as defined hereunder; and

Whereas, FOUNDATION is the assignee of all right title and/or interest of Dr. Paul Bingham and Dr. Zuzana Zachar in certain patent applications relating to lipoic acid derivatives, and possesses know-how accumulated by Dr. Paul Bingham and Dr. Zuzana Zachar and/or others under their supervision and/or direction, relating to the subject of such patent application and any patents that may arise therefrom; and

Whereas, FOUNDATION is interested in licensing said patent applications and know-how in the FIELD; and

Whereas, LICENSEE is interested in becoming the exclusive licensee of said patent application and any patents that may issue therefrom and desires to develop, manufacture, have made, import, use, sell, offer to sell, have sold, and distribute PRODUCTS and FOUNDATION TECHNOLOGY in the FIELD throughout the "TERRITORY" as defined hereunder, and to be able to sublicense rights in the foregoing;

NOW THEREFORE, in consideration of the premises, covenants and conditions herein contained, the parties do hereby agree as follows:

1. Definitions

1.1 The term "AFFILIATE" shall mean any individual, corporation, partnership, proprietorship or other entity controlled by, controlling, or under common control with LICENSEE or FOUNDATION, as the case may be, through equity ownership, ability to elect directors, or by virtue of a majority of overlapping directors, and includes any

individual, corporation, partnership, proprietorship or other entity directly or indirectly owning, owned by or under common ownership with LICENSEE or FOUNDATION, as the case may be, to the extent of fifty percent (50%) or more of the voting shares, including shares owned beneficially by such party.

1.2 The term "EFFECTIVE DATE" shall mean the date first written above.

1.3 The term "FIELD" shall mean any and all areas for which PRODUCTS may be designed, made, imported, used, marketed and/or sold, including, without limitation, the application and use of PRODUCTS in the treatment, prevention and/or cure of diseases, conditions and/or syndromes in vertebrates.

1.4 The term "FIRST COMMERCIAL SALE" means the first sale of any PRODUCTS by LICENSEE, its AFFILIATE(S) or SUBLICENSEE(S), other than sale of PRODUCTS for compassionate use, and for use in trials, such as field trials or clinical trials, being conducted to obtain FDA or other governmental approvals to market PRODUCTS.

1.5 The term "FOUNDATION EMPLOYEE" means any employee of FOUNDATION or any employee of the State University of New York ("SUNY") who, in accordance with the customs and practices of the faculty and staff of SUNY and/or FOUNDATION, or pursuant to an employment contract with FOUNDATION and/or SUNY, or by operation of a contract between FOUNDATION and SUNY, discloses new technology (whether or not patentable) to FOUNDATION and assigns all right, title and interest therein to FOUNDATION.

1.6 The term GROSS SUBLICENSING FEE(S) means any fee or other value LICENSEE receives from any party whatsoever in consideration of a sublicense or other authorization to practice any VALID CLAIM, excepting only royalties paid to LICENSEE on NET SALES of that party.

1.7 The term "NET SALES" means the consideration received by LICENSEE, its SUBLICENSEES or AFFILIATES based on the import, sale, distribution or use of PRODUCTS. The following are not consideration received: refunds, rebates, replacements or credits actually allowed and taken by purchasers for return of PRODUCTS; customary trade, quantity and cash discounts actually allowed and taken; excise, value-added, duties and sales taxes actually paid for PRODUCTS; and shipping and handling charges actually paid for PRODUCTS. Whenever the term "PRODUCT" may apply to a property during various stages of manufacture, use or sale, then NET SALES equals the consideration derived from the sale, distribution or use of such PRODUCT by LICENSEE or AFFILIATES or SUBLICENSEES at the stage of its highest invoiced value to unrelated third parties.

Note: A party not contractually bound to pay to LICENSEE, AFFILIATE or SUBLICENSEE any consideration based on that party's sale, distribution or use of a PRODUCT is an "unrelated third party."

1.8 The term "FOUNDATION TECHNOLOGY" shall mean any technology or know-how related to the creation, development, manufacture or use of lipoic acid derivatives and any analogues thereof discovered, developed, created or otherwise arising from

research conducted by Dr. Paul Bingham, Dr. Zuzana Zachar and any others under their supervision or direction, to which the FOUNDATION has right, title and/or interest existing on the EFFECTIVE DATE and which is of use in the FIELD.

1.9 The term "PATENTS" shall mean all US and foreign patents, and pending applications, including Patent Cooperation Treaty filings, owned or acquired by FOUNDATION and containing one or more claims to FOUNDATION TECHNOLOGY; any continuation-in-part, division or continuation application thereof; any patent or the equivalent thereof granted thereon; any reissue, reexamination, substitution, re-registrations, revalidations, confirmation or extension of any of these patent(s); any Supplementary Protection Certificates of any of these patents subsequently granted in respect of PRODUCTS; and any patents related to the creation, development, manufacture or use of lipoic acid derivatives and any analogues thereof discovered, developed, created or otherwise arising from research conducted by Dr. Paul Bingham, Dr. Zuzana Zachar and any others under their supervision or direction, to which FOUNDATION, directly or by operation of contract between SUNY and FOUNDATION, has right, title and/or interest, solely to the extent that the practice of any valid claims thereof would, but for the license granted hereunder, constitute an infringement of one or more VALID CLAIMS.

1.10 The term "PRODUCTS" shall mean any product whose manufacture, composition, importation, sale, offer for sale, or use in the country in question, would, but for the license granted hereunder, constitute an infringement of one or more VALID CLAIMS in such country.

1.11 The term "SUBLICENSEE" means any party sublicensed or otherwise authorized by LICENSEE under this Agreement to make, have made, use, import, offer for sale or sell, in the TERRITORY, PRODUCTS designed and marketed for use in the FIELD.

1.12 The term "TERRITORY" shall mean all countries of the world.

1.13 The term "SUCCESSOR" shall mean any entity which purchases or otherwise acquires LICENSEE's entire business or substantially all of LICENSEE's assets in the line of business related to this Agreement.

1.14 The term "VALID CLAIMS" shall mean any claim contained in any PATENT which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through disclaimer, failure to pay the maintenance fee for such PATENT or otherwise. If in any country, two or more such decisions of a tribunal conflict with respect to the validity of the same claim, the decision of the higher or highest tribunal controls; however, if the tribunals are of equal rank, then the decision or decisions upholding the claim prevails when the conflicting decisions are equal in number, and the majority of decisions prevails when the conflicting decisions are unequal in number.

1.15 The term "ROYALTY PERIOD(s)" means the three-month periods ending on the last day of March, June, September and December of each year.

2. PATENTS

2.1 Costs. LICENSEE shall reimburse patent expenses paid by FOUNDATION as follows: FOUNDATION shall provide notice to LICENSEE of all reasonable and necessary expenses paid by FOUNDATION in monitoring, drafting, filing, prosecuting and maintaining PATENTS, and in maintaining or asserting its inventorship or ownership interest in PATENTS, including without limitation fees paid to outside counsel or consultants; patent office fees for filing, prosecution, reissue, reexamination and issue; maintenance fees; fees for foreign filings and Patent Cooperation Treaty filings; and (solely with the prior approval of LICENSEE, which approval LICENSEE shall not unreasonably withhold) reasonable travel expenses incurred by FOUNDATION employees for the purpose of monitoring, prosecuting and maintaining PATENTS, but not including any part of any FOUNDATION employee's salary. FOUNDATION will include in the first such notice of such expenses all expenses that FOUNDATION has incurred to date with respect to all PATENTS that LICENSEE has not otherwise already reimbursed. The reimbursement obligations of LICENSEE with respect to expenses included in such first notice are set out in Schedule 1, which is attached hereto and made a part hereof. Within sixty (60) days of the receipt of each subsequent notice, LICENSEE shall reimburse FOUNDATION for all such reasonable and necessary expenses, except that FOUNDATION will not require LICENSEE to reimburse expenses incurred through foreign filings or Patent Cooperation Treaty filings unless LICENSEE has requested such filings; however, if LICENSEE fails to reimburse FOUNDATION promptly for any above-described expenses (whether or not related to filings requested by LICENSEE), then the definition of "PATENTS" herein no longer includes any patent applications or resulting patents to which such unreimbursed expenses relate. LICENSEE shall have 30 days, however, from notice by FOUNDATION of such failure to reimburse, to cure such failure.

2.2 Within 30 days of the EFFECTIVE DATE, and thereafter by each annual anniversary of the EFFECTIVE DATE, FOUNDATION shall provide LICENSEE with a good faith estimate of future patent costs for that year for all United States and foreign PATENTS, which estimate shall include an itemized list of any anticipated actions, maintenance cost, tax or annuity that are expected during the year and the total estimated costs and fees (including all official fees, and fees of outside counsel, consultants and/or agents) for all such anticipated actions, maintenance cost, tax or annuity. In the event that the actual costs and fees for any year exceed the estimated costs or fees for that year by more than 50%, LICENSEE shall be entitled to delay payment of any such amount exceeding the good faith estimate provided by FOUNDATION by more than 50% until the following year and such delayed payments shall be payable in equal quarterly installments during such following year. No failure of performance by FOUNDATION or its attorneys under this §2.2 shall constitute a breach of this Agreement. In the event FOUNDATION fails to provide such good faith estimate of future patent costs, then LICENSEE shall have no obligation to reimburse FOUNDATION for such patent costs for that year.

2.3 Control. All control over PATENTS, including without limitation filing, prosecution and maintenance, will be in FOUNDATION, and all FOUNDATION patent rights will be filed and prosecuted by attorneys designated by FOUNDATION. FOUNDATION

shall employ due diligence in prosecuting and maintaining the PATENTS. LICENSEE shall, at its own expense, perform all actions and execute or cause to be executed all documents necessary to support such filing, prosecution, or maintenance. LICENSEE shall, however, have the right but not the obligation to provide comments and other information, as the case may be, to the attorneys and/or agents prosecuting any United States and foreign applications on behalf of FOUNDATION with respect to the PATENTS. In accordance therewith, FOUNDATION shall have copies of any documents (including any notices, office actions and/or cited art) received from the United States Patent and Trademark Office or any foreign patent office with respect to the PATENTS delivered to LICENSEE or its designated attorney or agent promptly after receipt thereof and FOUNDATION shall also have any document (including any continuation applications) that it intends to submit with respect to the PATENTS to the United States Patent and Trademark Office or any foreign patent office delivered to LICENSEE or its designated attorney or agent prior to the date of intended submission in sufficient time (15 days prior to such submission, if possible) to permit LICENSEE to exercise its rights in this §2.3. FOUNDATION may in its sole discretion decide to refrain from or to cease prosecuting or maintaining any of the PATENTS, including any foreign filing or any Patent Cooperation Treaty filing. If FOUNDATION makes any such decision, FOUNDATION shall notify LICENSEE in sufficient time (90 days prior to the statutory deadline therefor, if possible) to permit LICENSEE at its sole discretion to continue such prosecution or maintenance at LICENSEE's expense. If LICENSEE elects to continue such prosecution or maintenance, FOUNDATION shall execute such documents and perform such acts at LICENSEE's expense as may be reasonably necessary for LICENSEE so to continue such prosecution or maintenance. No failure of performance by FOUNDATION or its attorneys under this §2.3 shall constitute a breach of this Agreement.

3. Grant to LICENSEE

3.1 Exclusive License Grant. FOUNDATION hereby grants to LICENSEE an exclusive license, limited as provided in §3.3, within the TERRITORY under the PATENTS to develop, have developed, import, use, have used, make, have made, sell, have sold, distribute and have distributed PRODUCTS in the FIELD with the right to grant sublicenses to PATENTS in the FIELD and within the TERRITORY.

3.2 During the term of this Agreement FOUNDATION covenants not to enter into any agreement allowing any third party to practice PATENTS for any commercial purpose in the FIELD.

3.3 FOUNDATION retains the right to practice FOUNDATION TECHNOLOGY and the inventions covered under PATENTS for the FOUNDATION's research purposes.

4. Payments by LICENSEE

4.1 License Grant Fee. LICENSEE shall pay to FOUNDATION [redacted] The license(s) granted herein are not effective until FOUNDATION receives such fee.

4.2 Beginning with the [redacted]) LICENSEE shall pay to FOUNDATION a royalty equal to [redacted] of NET SALES of LICENSEE, its [redacted] LICENSEE must pay FOUNDATION only one royalty under this §4.2 with respect to the same unit of PRODUCT regardless of the number of VALID CLAIMS or PATENTS covering the same.

4.3 In order to produce commercially useful PRODUCTS, LICENSEE may desire to enter into license(s) under valid third party technology. If LICENSEE does enter into such license(s), then afterwards it may deduct, from the royalties otherwise due to FOUNDATION under this Agreement, an amount equal to up to [redacted] above solely with respect to those specific PRODUCTS, the development, manufacture, composition, use or sale of which incorporates such third party technology. LICENSEE may deduct a total amount equal to [redacted] amounts paid to third parties under such license(s), and LICENSEE may continue to make the deduction described above each ROYALTY PERIOD until such time as it has recovered an amount equal to one-half of those out-of-pocket amounts. The deduction noted above applies only to royalties generated by the specific units of PRODUCTS, the development, manufacture, composition, use or sale of which incorporates third party technology actually covered by the third party license(s), and LICENSEE shall make no deduction for such license(s) on royalties due for other PRODUCTS.

4.4 LICENSEE shall pay to FOUNDATION [redacted] of any GROSS SUBLICENSING FEE that accrues to LICENSEE at any time during the first year this Agreement is in effect; during the second such year [redacted] during the third such year, [redacted] and during the fourth such year and each year thereafter, [redacted] Such fee is due and payable to FOUNDATION in the ROYALTY PERIOD in which it accrues to LICENSEE.

4.5 If the tax or revenue authorities in any country require LICENSEE to withhold a tax from any royalty or other payment due to FOUNDATION, LICENSEE shall deduct from such royalty or other payment the tax amount to be withheld, notify FOUNDATION thereof, and promptly furnish FOUNDATION with copies of any tax certificate or other documentation evidencing such withholding.

4.6 LICENSEE shall pay to FOUNDATION an annual license maintenance fee. This annual fee accrues in the ROYALTY PERIOD ending in [redacted] of the years specified below, and is due and payable with the report for that quarter in accordance with §7.1 of this Agreement. LICENSEE may credit each annual fee in full against all royalties otherwise due FOUNDATION for the calendar year in which LICENSEE pays the specific annual fee. The year for which LICENSEE may take credits against royalties includes the ROYALTY PERIOD in which the annual fee accrues and the next three ROYALTY PERIODS.

The annual license maintenance fees are:

(1) [redacted] $ [redacted] per annum;

(2) [redacted] $ [redacted]

(3) [redacted] $ [redacted]

(4) [redacted] $ [redacted]

Also, notwithstanding (1-4) above (and in place of the amounts therein listed, when applicable):

(5) In the calendar year following the first year in which LICENSEE or an AFFILIATE or a SUBLICENSEE first obtains any required governmental approval or license to market any PRODUCT, LICENSEE shall pay to FOUNDATION a minimum royalty of: $ [redacted]

(6) In the year next succeeding the year defined in (5); $ [redacted]

(7) In the year next succeeding the year defined in (6); $ [redacted]

(8) In the year next succeeding the year defined in (7); $ [redacted]

(9) In the year next succeeding the year defined in (8); $ [redacted]

(10) In the year next succeeding the year defined in (9); $ [redacted]

(11) In the year next succeeding the year defined in (10) and in each succeeding calendar year thereafter during the term of this Agreement; [redacted]

5. Commercialization.

5.1 LICENSEE agrees to employ due diligence to develop PRODUCTS, and to manufacture and sell PRODUCTS at the earliest possible date; and to effectively exploit, market and manufacture PRODUCTS in sufficient quantities to meet anticipated customer demand. LICENSEE has the responsibility to do all that is necessary to obtain or have obtained any government approvals necessary to manufacture and/or sell PRODUCTS, and agrees to use due diligence therefor.

5.2 LICENSEE, or its AFFILIATES or SUBLICENSEES shall achieve each milestone event below on or before the corresponding date indicated

(1) Within [redacted] after the EFFECTIVE DATE, LICENSEE shall complete a sale of stock or other equity securities (the "Equity Financing") in which LICENSEE receives the full purchase price in cash and/or marketable securities and after which the aggregate value of all issued and outstanding shares of capital stock of LICENSEE, valued at the price per share paid by the aggregated investors in the Equity Financing, is at least [redacted]

(2) On or before [redacted] LICENSEE, an AFFILIATE or a SUBLICENCEE shall obtain a first Exemption for Investigational New Drug (or its equivalent) in the U.S., or other approval from a regulatory agency of a government to initiate human clinical trials of a PRODUCT.

(3) On or before [redacted] LICENSEE, an AFFILIATE or a SUBLICENCEE shall initiate human clinical trials directed at assessing efficacy of a PRODUCT.

(4) On or before [redacted] LICENSEE, an AFFILIATE or a SUBLICENCEE shall complete the filing of a New Drug Application (as determined under the U.S. Food, Drug, and Cosmetic Act and the regulations thereunder) or other application for license from a regulatory agency of a government to sell a PRODUCT.

(5) On or before [redacted], LICENSEE, an AFFILIATE or a SUBLICENCEE shall obtain final approval or license from a regulatory agency of a government to market a PRODUCT.

(6) On or before [redacted] LICENSEE, an AFFILIATE or a SUBLICENCEE shall make a bona fide First Commercial Sale.

If at any time any of LICENSEE, AFFILIATES or SUBLICENCEES shall fail to meet a milestone event previously unmet by at least one of LICENSEE, AFFILIATES, and SUBLICENSEES because of a delay that LICENSEE or its AFFILIATES or SUBLICENSEES can document to have been caused by events not reasonably under the control of at least one of LICENSEE, its AFFILIATES or SUBLICENCEES, including, without limitation, repetitions necessitated by failure of diligently designed and executed experiments or clinical trials, delays imposed by the Food and Drug Administration or other relevant regulatory agency despite diligent efforts by at least one of LICENSEE, AFFILIATES and SUBLICENSEES, and delays attributable to *force majeure* events, FOUNDATION shall not unreasonably decline to grant LICENSEE additional time, equal to the length of the imposed delay, to meet the remainder of the milestone schedule set out above, including the initial milestone event so delayed.

Upon any other failure of LICENSEE, AFFILIATES and SUBLICENSEES to achieve any one of these milestone events not previously met by at least one of LICENSEE, AFFILIATES and SUBLICENSEES on the date indicated for that event, FOUNDATION has the option, upon serving notice on LICENSEE of FOUNDATION's intent to do so, of converting the license(s) granted herein to a non-exclusive license without any right of sublicense after such conversion. Any sublicenses granted to SUBLICENSEES by LICENSEE under this Agreement prior to such conversion shall remain valid with the exception that any such sublicenses shall no longer be exclusive and any rights granted under such sublicenses to SUBLICENSEES to grant sublicenses shall also terminate upon such conversion. Such conversion option is exercisable by FOUNDATION only after all of LICENSEE, its AFFILIATES and SUBLICENSEES have failed, during a period of 90 days from receipt by LICENSEE of such notice, to cure the default by achieving the milestone event. FOUNDATION, immediately thereafter, may seek other licensees and the reimbursement obligations of LICENSEE to the FOUNDATION as set forth under §2.1 shall cease. Whether or not

FOUNDATION exercises such conversion option, if all of LICENSEE, AFFILIATES or SUBLICENSEES continues to fail to meet such milestone event for [redacted] FOUNDATION has the option, upon serving notice upon LICENSEE of FOUNDATION's intent to do so, of terminating this Agreement and the license(s) granted herein, pursuant to the provisions of §15.2 herein. Such termination option is exercisable by FOUNDATION only after all of LICENSEE, AFFILIATES and SUBLICENSEES have failed, during a period of 90 days from receipt of such notice, to cure the default by achieving the milestone event.

5.3 Within [redacted] of the FIRST COMMERCIAL SALE, LICENSEE shall report by written letter to FOUNDATION the date and general terms of that sale.

6. Sublicensing

6.1 LICENSEE has the exclusive right to grant sublicenses to its rights under §3.1 of this Agreement to AFFILIATES and SUBLICENSEES to make, have made, import, use, market, offer for sale and sell, in the TERRITORY, PRODUCTS designed and marketed solely for use in the FIELD.

6.2 LICENSEE shall notify FOUNDATION of every sublicense agreement and each amendment thereto within thirty (30) days after their execution, and indicate the name of the SUBLICENSEE or AFFILIATE, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties payable thereunder.

6.3 LICENSEE shall cause all sublicenses granted under this Agreement to provide for termination upon termination of this Agreement.

6.4 LICENSEE shall cause all sublicenses to be consistent with the terms and conditions of this Agreement and to contain:

(1) acknowledgements by SUBLICENSEE or AFFILIATE of FOUNDATION's rights in PATENTS;

(2) the disclaimer of warranty and limitation on FOUNDATION's liability, as provided in §10.2 and Article 11 below;

(3) provisions at least equivalent to those LICENSEE accepts in the below-referenced sections under which the SUBLICENSEE or AFFILIATE accepts a duty to:

(i) keep records (§7.3)

(ii) avoid improper representations or responsibilities (§11.3);

(iii) defend, hold harmless, and indemnify FOUNDATION (§12.1);

(iv) maintain insurance (§12.3);

(v) control exports (§17.10);

(vi) restrict the use of FOUNDATION's name (§14.2); and

(vii) properly mark product with patent notices (§17.18).

6.5 LICENSEE shall require all sublicenses to provide the right for LICENSEE to assign its rights under the sublicense to FOUNDATION. Any such assignment to FOUNDATION is effective only if accepted in writing by FOUNDATION; and any potential assignment is subject to the provisions of §17.5 herein.

7. Accounting

7.1 Prior to the ROYALTY PERIOD in which FIRST COMMERCIAL SALE occurs, LICENSEE shall report annually regarding its obligations under Article 5 herein. Each such report is due within sixty (60) days after the close of the ROYALTY PERIOD ending in March of each year. Within sixty (60) days after the close of each ROYALTY PERIOD beginning with the ROYALTY PERIOD in which FIRST COMMERCIAL SALE occurs (and afterward until the inventory of PRODUCTS for sale is entirely depleted), LICENSEE shall report to FOUNDATION all royalties accruing to FOUNDATION during such ROYALTY PERIOD. LICENSEE shall include in each such report, for each ROYALTY PERIOD, the gross sales and NET SALES of PRODUCTS by LICENSEE, its AFFILIATES and SUBLICENSEES; and the source and amount of all GROSS SUBLICENSING FEES and any other revenues with respect to which payments are due, and the amount of such payments, as well as the various calculations used to arrive at said amounts, including the quantity, description (nomenclature and type designation), country of manufacture and country of sale of PRODUCTS. In case no payment is due for any such period, LICENSEE shall so report.

7.2 LICENSEE covenants that it will promptly establish and consistently employ a system of specific nomenclature and type designations for PRODUCTS so that FOUNDATION can identify and segregate various types, where necessary. LICENSEE shall consistently employ such system when rendering invoices thereon and henceforth agrees to inform FOUNDATION, or its auditors, when requested, as to the details concerning such nomenclature system as well as to all additions thereto and changes therein. LICENSEE shall also inform the FOUNDATION, or its auditors, of LICENSEE's system for correlating nomenclature used by AFFILIATES and SUBLICENSEES with LICENSEE's established system of nomenclature and all additions and changes therein.

7.3 LICENSEE shall keep, and shall require its AFFILIATES and SUBLICENSEES to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of amounts payable by LICENSEE to FOUNDATION as provided under this Agreement, and by AFFILIATES and SUBLICENSEES to LICENSEE under sublicenses granted by LICENSEE relating to PRODUCTS, and shall cause LICENSEE's records and books to be open for inspection upon reasonable notice during business hours by an independent certified accountant selected by FOUNDATION and reasonably acceptable to LICENSEE, for the purpose of verifying the amount of payments due and payable. Such auditor or accountant shall make no report to FOUNDATION that exceeds the scope of information reportable

under §7.1 and §7.2 herein. Said right of inspection will exist for six (6) years from the date of origination of any such record, and this requirement and right of inspection survives any termination of this Agreement. FOUNDATION shall be responsible for all expenses of such inspection, except that if such inspection reveals an underpayment of royalties to FOUNDATION in excess of ten percent (10%), then said inspection is at LICENSEE's expense and such underpayment and reimbursement of inspection expenses becomes immediately due and payable to FOUNDATION.

7.4 LICENSEE shall cause an authorized representative of LICENSEE to certify that the reports provided for hereunder are correct to the best of LICENSEE's knowledge and information.

8. Times and Currencies of Payments

8.1 Subject to the provisions of §8.3 and §8.4, payments accrued during each ROYALTY PERIOD are due and payable in United States dollars in Stony Brook, New York on the date each quarterly report is due (as provided in §7.1). LICENSEE shall include such payment with such report. LICENSEE agrees to make all payments due hereunder to FOUNDATION by check made payable to "Research Foundation of SUNY" and sent to FOUNDATION according to the provisions for notices set forth in §17.6 herein.

8.2 On all amounts outstanding and payable to FOUNDATION, interest accrues from the date the amount is due at two percentage points above the prime lending rate as published by the Wall Street Journal or at such lower rate as the law may require, compounded on an annual basis.

8.3 Royalties due on sales made in currency other than United States dollars shall first be calculated in the foreign currency and then converted to United States dollars on the basis of the arithmetic average of the applicable closing selling rate quoted by the Wall Street Journal for the currency in question for each of the last ten (10) business days of the period for which royalties are due.

8.4 If restrictions on the transfer of currency exist such as to prevent LICENSEE from making royalty payments to FOUNDATION in the United States, LICENSEE shall take all reasonable steps to obtain a waiver of such restrictions or otherwise to enable LICENSEE to make such royalty payments, failing which LICENSEE shall make only the royalty payment due upon sales in such country in local currency and deposit such payments in a local bank or other depository designated by FOUNDATION.

9. Ownership of Intellectual Property

9.1 LICENSEE acknowledges FOUNDATION's ownership interest in all PATENTS.

9.2 FOUNDATION EMPLOYEEs might be engaged as employees or consultants to LICENSEE or its AFFILIATES during the time of their employment with FOUNDATION. LICENSEE acknowledges that FOUNDATION EMPLOYEES have certain obligations to their employers with respect to any invention (whether or not patentable), discovery or computer software which is conceived, reduced to practice or developed in whole or in part with the use of their employers' funds, facilities or

equipment, as part of research sponsored through FOUNDATION, or otherwise in the course of the performance of duties as FOUNDATION EMPLOYEES. These obligations include duties to disclose and assign such inventions, discoveries and computer software to their employer. Such obligations of FOUNDATION EMPLOYEES to their employer are not superseded by this Agreement. With respect to any such disclosure hereunder, employer of FOUNDATION EMPLOYEES agrees to maintain the disclosure in strict confidence until such time as such employer determines that the disclosed invention, discovery or software is properly assignable, in whole or in part, to such employer under such employer's policies on intellectual property (a copy of which is attached hereto as APPENDIX 1 and which applies to employees of SUNY and FOUNDATION by operation of contract between FOUNDATION and SUNY). If assignable either jointly to FOUNDATION and LICENSEE or in its entirety to FOUNDATION, then FOUNDATION shall keep the entirety of such disclosure in strict confidence and not use the information contained therein for any purpose whatsoever or disclose any part of such information to any third party for 90 days, during which time FOUNDATION shall make the disclosure available to LICENSEE for review and discussion between the Parties as to the further disposition of the information therein with respect to acquiring patent protection therefor and licensure thereof. FOUNDATION shall keep any and all aspects of any invention, discovery or software that is properly assignable solely to LICENSEE in strict confidence and not use or disclose any such invention, discovery or software to any third party without the prior written consent of LICENSEE. In the event of a public request to disclose any such information, FOUNDATION shall conform to the provisions of §14.4 for dealing with such requests. FOUNDATION's obligation hereunder with respect to aspects of inventions, discoveries or software assignable solely to LICENSEE shall survive any termination of this Agreement.

10. Declarations

10.1 FOUNDATION declares that FOUNDATION's EMPLOYEES Paul Bingham and Zuzana Zachar:

(1) have assigned all their right, title and interest, as recorded in the United States Patent Office on February 18, 2000 at Reel #010610 Frame 0900, in U.S. Patent Application entitled *Lipoic Acid Derivatives and Their Use in Treatment of Disease*, Serial No. 09/427,477, filed on October 26, 1999, and the counterpart to said patent applications filed under the rules of the Patent Cooperation Treaty as PCT/US99/25140 on October 26, 1999 to FOUNDATION;

(2) are otherwise bound under their respective terms of employment with SUNY or FOUNDATION by SUNY's or FOUNDATION's policies on intellectual property as set forth in APPENDIX 1.

10.2 FOUNDATION, including its Directors, officers, employees and agents, makes no representations or warranties that any PATENT is or will be held valid, or that the manufacture, importation, use, offer for sale, sale or other distribution of any PRODUCTS will not infringe upon any patent or other rights not included in the PATENTS but declares that it is not aware of any:

(1) actions, suits, or proceedings commenced or threatened against or affecting the PATENTS or FOUNDATION TECHNOLOGY as of the EFFECTIVE DATE;

(2) prior art publication that would preclude allowance of any claims of any patent application included under PATENTS, or

(3) grant of rights by FOUNDATION to any entity to commercialize PRODUCTS in the FIELD.

11. No Warranties; Limitations on Foundation's Liability

11.1 **FOUNDATION**, INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY **LICENSEE, AFFILIATES** OR **SUBLICENSEES** OF **PRODUCTS**.

11.2 **LICENSEE, AFFILIATES** AND **SUBLICENSEES** ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF **PRODUCTS**. In no event shall FOUNDATION, including its Directors, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to PRODUCTS, to LICENSEE, AFFILIATE(S), SUBLICENSEES or any other individual or entity regardless of legal theory. The above limitations on liability apply even though FOUNDATION, its Directors, officers, employees or agents may have been advised of the possibility of such damage.

11.3 LICENSEE shall not, and shall require that its AFFILIATES and SUBLICENSEES do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity which are inconsistent with any disclaimer or limitation included in this Article 11.

11.4 No Warranty of Non-Infringement. Nothing in this Agreement shall be construed as a warranty, assurance, or representation by FOUNDATION or its AFFILIATES that LICENSEE or its AFFILIATES or SUBLICENSEES can make, use, or sell PRODUCTS free of any proprietary rights, including third party patent rights, other than those specifically granted in this Agreement.

12. Indemnity; Insurance

12.1 LICENSEE shall defend, indemnify and hold harmless and shall require its AFFILIATES and SUBLICENSEES to defend, indemnify and hold harmless FOUNDATION, its Directors, officers, employees and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys' fees and other litigation expenses), resulting from, but not limited to, death, personal

injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following:

(1) Any manufacture, use, sale or other disposition by LICENSEE its AFFILIATES, SUBLICENSEES or transferees of PRODUCTS;

(2) The direct or indirect use by any person of PRODUCTS made, used, sold or otherwise distributed by LICENSEE, its AFFILIATES or SUBLICENSEES;

(3) The use by LICENSEE, its AFFILIATES or SUBLICENSEES of any invention or computer software related to FOUNDATION TECHNOLOGY or the PATENTS.

12.2 FOUNDATION is entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under §12.1 above. Notwithstanding the foregoing, LICENSEE shall control any action or claim arising under §12.1 above.

12.3 Prior to any distribution of any PRODUCT by LICENSEE, and/or its AFFILIATES, LICENSEE and/or its AFFILIATES shall purchase and maintain in effect an appropriate policy of product liability insurance that provides reasonable coverage for all claims with respect to any PRODUCT manufactured, used, sold or otherwise distributed by LICENSEE and/or its AFFILIATES as the case may be. Prior to any distribution of any PRODUCT by a SUBLICENSEE, LICENSEE shall require that the SUBLICENSEE purchase and maintain in effect an appropriate policy of product liability insurance that provides reasonable coverage for all claims with respect to any PRODUCT manufactured, used, sold, or otherwise distributed by SUBLICENSEE as the case may be. LICENSEE shall furnish a copy of such certificate(s) of such insurance to FOUNDATION upon request.

13. Infringement by Third Party

13.1 During the term of this Agreement, LICENSEE has the first option, but no obligation, to police the PATENTS and PRODUCTS against infringement by other parties within the TERRITORY and the FIELD. This right to police includes defending any action for declaratory judgment of non-infringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that LICENSEE shall make any settlement only with the advice and consent of FOUNDATION, which consent FOUNDATION shall not withhold except where, in FOUNDATION's reasonable judgment, such settlement would adversely affect the validity or enforceability of PATENTS. FOUNDATION shall provide reasonable assistance to LICENSEE with respect to such actions, but only if LICENSEE reimburses FOUNDATION for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE's request or reasonably required by FOUNDATION. If LICENSEE elects to institute any such action or suit, FOUNDATION agrees to be named as a nominal party therein. FOUNDATION retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this §13.1. Notwithstanding the foregoing, LICENSEE shall control any action or claim arising under this §13.1.

13.2 If LICENSEE institutes an action for infringement of a PATENT or defends a declaratory judgment or other action with respect to a PATENT and is awarded damages or receives settlement payments that are not license fees or royalties, LICENSEE shall retain [redacted] of such awards and settlements under this §13.2, after payment to FOUNDATION (such payment not to exceed the recovery or settlement amounts actually received by LICENSEE) of any unrecovered expenses paid by FOUNDATION arising from FOUNDATION's participation in furtherance of such action as requested by LICENSEE and accepted by FOUNDATION.

13.3 If LICENSEE fails to take action to abate any alleged infringement of a PATENT within sixty (60) days of a request by FOUNDATION to do so (or within a shorter period if required to preserve the legal rights of FOUNDATION under the laws of any relevant government or political subdivision thereof), then FOUNDATION has the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at FOUNDATION's expense. If FOUNDATION elects to institute any such action or suit, LICENSEE agrees to be named as a nominal party therein. FOUNDATION has full authority to settle on such terms as FOUNDATION determines, except that FOUNDATION shall not reach any settlement whereby it licenses a third party under any PATENTS in the TERRITORTY and the FIELD without the consent of LICENSEE, which consent LICENSEE can withhold for any reason. FOUNDATION will retain [redacted] of any recovery or settlement under this §13.3, after payment to LICENSEE (such payment not to exceed the recovery or settlement amounts actually received by FOUNDATION) of any unrecovered expenses paid by LICENSEE arising from LICENSEE's participation in furtherance of such action as requested by FOUNDATION and accepted by LICENSEE.

13.4 If LICENSEE initiates any legal action, or learns of a legal action initiated by any third party concerning any alleged infringement or noninfringement, or discovers any allegation by a third party of infringement resulting from the practice of PATENTS, then LICENSEE shall so notify FOUNDATION promptly in a detailed writing. LICENSEE shall promptly keep FOUNDATION informed and provide copies to FOUNDATION of all documents regarding all such proceedings or actions instituted by LICENSEE.

14. Confidentiality, Non-use and Publications

14.1 <u>FOUNDATION's Rights</u>. FOUNDATION may issue public announcements or press releases relating to the existence and/or subject matter of this Agreement (excluding any disclosure of the financial terms hereof unless required by law or regulation) with reference to LICENSEE as the licensee, only with the advance written consent of LICENSEE unless and only to the extent that law or regulation so requires, in which case FOUNDATION shall notify LICENSEE of such required disclosure no less than 10 days prior to such disclosure. In no event shall FOUNDATION include in such announcement or releases, explicitly or implicitly, any mention or indication that LICENSEE endorses the manufacture use or sale of any PRODUCTS. FOUNDATION agrees to refrain from using the name of LICENSEE, its

AFFILIATES or SUBLICENSEES, in connection with the subject matter of this Agreement, in publicity or advertising without the prior written approval of the respective party. Reports in scientific literature and presentations of joint research and development work are not considered publicity.

14.2 LICENSEE's Rights. LICENSEE may issue public announcements or press releases relating to the existence and/or subject matter of this Agreement (excluding any disclosure of the financial terms hereof unless required by law or regulation) with reference to FOUNDATION as the licensor, only with the advance written consent of FOUNDATION unless and only to the extent that law or regulation so requires, in which case LICENSEE shall notify FOUNDATION of such required disclosure no less than 10 days prior to such disclosure. In no event shall LICENSEE include in such announcement or releases, explicitly or implicitly, any mention or indication that FOUNDATION endorses the manufacture, use or sale of any PRODUCTS. LICENSEE agrees to refrain from using and to require AFFILIATES and SUBLICENSEES to refrain from using the name of FOUNDATION in publicity or advertising without the prior written approval of FOUNDATION. Reports in scientific literature and presentations of joint research and development work are not considered publicity.

Nothing in this Agreement shall prevent LICENSEE from:

(1) seeking issuance of additional patents or otherwise pursuing patent applications relating to the PATENTS or PRODUCTS at its own expense, provided that ownership of any such patents or patent applications is determined in accordance with this Agreement; and

(2) making any disclosure of transferred FOUNDATION TECHNOLOGY as specifically required by law; and

(3) publishing or making known LICENSEE's data, results or any other information, patents, or products of LICENSEE.

14.4 FOUNDATION's Obligations. FOUNDATION, its AFFILIATES and SUCCESSOR(s) shall keep any information or documentation pursuant to §6.2 and §7.1 of this Agreement provided by LICENSEE to the FOUNDATION confidential and in the event of a public request of such information the FOUNDATION, if it is shown that FOUNDATION is subject to the Freedom of Information Law, shall consider such information or documentation to be trade secrets under Section 87.2(d) of the Freedom of Information Law and in accordance with Section 89.5(a) and FOUNDATION shall, in accordance with the Freedom of Information Law, maintain as confidential any such information. FOUNDATION shall, at its own cost and expense, defend any claim, lawsuit, appeal or administrative action seeking public disclosure of any such information or documents. FOUNDATION shall provide LICENSEE with notice of any request for such information or documentation and LICENSEE shall have the right as may be permitted under law, but not the obligation, to participate in any claim, lawsuit, appeal or administrative action seeking public disclosure of any such information or documentation.

14.5 Exceptions to Confidentiality. No first party to this Agreement shall be under any obligation to maintain information of a second party to this Agreement in confidence which:

(1) the first party can demonstrate, by written records, was in its possession at the time of disclosure by the second party;

(2) was in the public domain at the time of disclosure by the second party through no fault of the first party receiving the information; or

(3) becomes part of the public domain after disclosure by the second party through no fault of the first party receiving the information; or

(4) was or is disclosed to the first party in good faith by a third party who was not and is not under any obligation of confidence to the second party at the time of said disclosure by said third party.

15. Term and Termination

15.1 This Agreement is effective on its Effective Date and, unless terminated under another, specific provision of this Agreement, will remain in effect until and terminate upon the last to expire of PATENTS.

15.2 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder cease, except as follows:

(1) Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

(2) FOUNDATION's rights to inspect books and records as described in Article 7, and LICENSEE's obligations to keep such records for the required time;

(3) Obligations to hold harmless, defend and indemnify FOUNDATION and its Directors, officers, employees and agents under Article 12;

(4) Any cause of action or claim of LICENSEE or FOUNDATION accrued or to accrue because of any breach or default by the other Party hereunder;

(5) The general rights, obligations, and understandings of Articles 1, 11, 14, and 17.

15.3 If LICENSEE at any time defaults in the payment of any royalty or the making of any report hereunder, or makes any false report, or if either Party commits any material breach of any covenant or promise herein contained, and fails to remedy any such default, breach or report within thirty (30) days after written notice thereof by FOUNDATION specifying such default, then the FOUNDATION, at its option, may terminate this Agreement and the license rights granted herein by notice in writing to such effect. Any such termination is without prejudice to either Party's other legal rights for breach of this Agreement.

15.4 LICENSEE may terminate this Agreement by giving FOUNDATION a notice of termination that includes a statement of the reasons, whatever they may be, for such

termination and a termination date established by LICENSEE, except that LICENSEE shall not establish a termination date that is sooner than ninety (90) days after the date of the notice. Such notice is final and, immediately upon receipt of such notice of termination, FOUNDATION shall no longer have any restrictions that would have existed pursuant to this agreement on its rights to enter into agreements with others for the manufacture, import, sale, offer for sale, and/or use of PRODUCTS, provided, however, that no such agreement can take effect until the aforementioned termination date.

16. Warranties

16.1 Each party represents to the other that it is duly organized, validly existing and in good standing under the laws of the State of its incorporation or formation.

16.2 Each party represents and warrants to the other that this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation enforceable against it in accordance with the terms of this Agreement.

16.3 Each party represents and warrants to the other that, to its knowledge, it is not or will not be a party to any other agreement that will materially interfere with its due, timely and complete performance of this Agreement.

16.4 Each party represents and warrants to the other that, to its knowledge, its entry into this Agreement does not violate any agreement with any other party.

17. Miscellaneous

17.1 Force Majeure. Neither party shall be held liable for any delay or failure in performance of any part of this Agreement caused by fires, strikes, embargoes, explosions, power blackouts, computer malfunctions, earthquakes, volcanic action, floods, wars, water, the elements, labor disputes, civil disturbances, government requirements, civil or military authorities, acts of God or the public enemy, inability to secure raw materials, inability to secure product of outside vendors, terrorist acts, transportation facilities, acts or omissions of carriers or other causes beyond its control, whether or not similar to the foregoing conditions (collectively referred to as "Force Majeure Event"), provided that the hindered party (i) notifies the other party of such cause, and (ii) exercises reasonable effort to cure such delay or failure and resume performance.

17.2 Amendments. This Agreement may be amended only by a written instrument executed by the parties and only for so long as this Agreement continues in force.

17.3 Waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or any other condition or term.

17.4 Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17.5 Due to the unique relationship between the Parties, this Agreement is not assignable by either Party without the prior written consent of the other Party. Any attempt to assign this Agreement without such consent is void from the beginning. FOUNDATION shall not unreasonably withhold consent for LICENSEE to assign this Agreement to a SUCCESSOR. Further, LICENSEE shall refrain from pledging any of the license rights granted in this Agreement as security for any creditor.

17.6 Notices and Payments. Each Party shall give any notice, request, report or payment required or permitted to be given or made under this Agreement by sending such notice by certified or registered mail, return receipt requested, to the address set forth below or such other address as such Party specifies by written notice given in conformity herewith. Any notice not so given is not valid unless and until actually received, and any notice given in accordance with the provisions of this §17.6 is effective when mailed.

To FOUNDATION:

Research Foundation of SUNY
Technology Licensing Office
Room N-5002 Melville Library
SUNY Stony Brook
Stony Brook, NY 11794-3369

Attn: File No. R-7319

To LICENSEE:

Cornerstone Ventures, LLC
570 Seventh Avenue
New York, NY 1008

Attn: General Counsel

17.7 Validity of Provisions. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that in lieu of each such invalid, illegal, or unenforceable provision, there shall be substituted or added as part of this Agreement a provision that shall be as similar as possible in economic and business objectives to such invalid, illegal, or unenforceable provision as was originally intended by the parties, but that shall be valid, legal, and enforceable.

17.8 Titles. All titles and subtitles used in this Agreement are for purposes of illustration and organization and are not legally binding on the parties.

17.9 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the parties, and neither party is authorized or empowered to act as agent for the other for any purpose or to make any statement, contract, warranty, representation or commitment on behalf of the other.

17.10 Export Restrictions.

(1) This Agreement, and any products or technical data supplied during the term of this Agreement is made subject to any restrictions concerning the export of

products or technical data from the United States of America that may be imposed upon FOUNDATION or LICENSEE or their respective AFFILIATES or SUBLICENSEES from time to time by the government of the United States of America.

(2) LICENSEE and its AFFILIATES agree that at no time, either during the term of this agreement or thereafter, will they or their SUBLICENSEES export, directly or indirectly, any United States source products or technical data acquired from FOUNDATION or its AFFILIATES under this agreement or any direct products of that technical data to any country for which the US government or any agency thereof at the time of export requires an export license or other governmental approval, without first attaining that license or approval when required by applicable United States law.

(3) In the event that an export license or approval is necessary, FOUNDATION shall provide reasonable assistance, at LICENSEE's expense, in order for LICENSEE to obtain such license or approval for the PATENTS. LICENSEE alone shall be responsible for obtaining such license or approval for the PRODUCTS, also at LICENSEE's own expense.

17.11. The law of the State of New York governs this Agreement and the relationships between the Parties in all respects (notwithstanding any provisions governing conflict of laws under such New York law to the contrary), except that, for patents, the law of the country that grants the patent determines questions affecting the construction and effect of such patent.

17.12 Jurisdiction and Forum. The Parties hereby consent to the jurisdiction of the courts of the State of New York over any dispute concerning this Agreement or the relationship between the Parties. Should LICENSEE bring any claim, demand or other action against FOUNDATION, its Directors, officers, employees or agents, arising out of this Agreement or the relationship between the Parties, LICENSEE agrees to bring said action only in a court of the State of New York of competent jurisdiction.

17.13 Integration. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.

17.14 Counterparts. This Agreement may be executed in one or more counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, but all of such counterparts shall constitute one and the same instrument.

17.15. Each party hereto agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary to effect the purpose and intent of this Agreement.

17.16 Registration and Recordation.

(1) If the terms of this Agreement, or any assignment or license under this Agreement, are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational

agency of any area in which LICENSEE, its AFFILIATES or SUBLICENSEES would do business, LICENSEE will, at its expense, undertake such registration or report, or require its AFFILIATES or SUBLICENSEES to do so at their expense. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to FOUNDATION.

(2) LICENSEE shall carry out, at its own expense, any formal recordation of this Agreement or any license herein granted which is required by the law of any country, as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to FOUNDATION appropriately verified proof of recordation.

17.17 Bankruptcy. If during the term of this Agreement, LICENSEE makes an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy are instituted on behalf of or against LICENSEE, or if a receiver or trustee is appointed for the property of LICENSEE, FOUNDATION may, at its option, terminate this Agreement and revoke the license herein granted by written notice to LICENSEE.

17.18 LICENSEE agrees to mark, and to require its AFFILIATES and SUBLICENSEES to mark PRODUCTS with legally sufficient patent notices to the extent feasible for the PRODUCT.

IN WITNESS WHEREOF, the parties hereto, each having the right to enter into this Agreement, have executed this Agreement in duplicate originals by their duly authorized officers or representatives as of the EFFECTIVE DATE.

The Research Foundation of the State of New York	Cornerstone Ventures, LLC
By: [signature]	By: [signature]
Name: John S. Roberts	Name: Robert Rodriguez
Title: Associate Director, OTLIP	Title: Member
Date: 21 June 2001	~~Title~~ Date: June 21, 2001

search Foundation
tate University
f New York

APPENDIX 1

Research Foundation of State University of New York
Computer Software Policy
Ratified January 16, 1998

Introduction

The use of computers within the University may result in the creation of computer software. Computer software can be either copyrighted or patented, depending on the particular circumstances, and can often be licensed for commercial use. This policy covers the various aspects of ownership, administration and promotion of such computer software.

The proprietary interests of several groups can be involved when computer software is generated within the University; the creator or creators, the University or the Research Foundation, or an outside sponsoring agency. The University wishes to clarify and protect the rights and interests of all these parties.

This policy addresses only computer software and software support materials and not other literary, and instructional works nor dramatic, musical, and artistic works created by faculty, employees, or students of the State University of New York.

Disclosure

Computer software and software support materials shall be disclosed promptly to the Research Foundation (Technology Transfer Office), which functions by formal agreement as the agent of State University of New York for the administration of such materials. All concerned shall cooperate to insure copyright protection is secured when needed.

Definitions

"Scope of Employment" shall mean tasks assigned in a job description, letter of appointment, other specific written documents.

"Work for Hire" shall mean work done by faculty, employees or students under campus consu extra service or technical assistance arrangements either through contract, consultancy or purchase ord but not within their Scope of Employment.

"Software" shall mean computer programs in machine readable or interpreted form, including printed listings or printout forms produced from machine-readable input, required operating documentation, input information, or format specifications necessary for operating of the program.

"Software Support Materials" shall mean all additional materials pertaining to software includir narrative and instructional documentation, user and operational guides, and program training guides.

"Creator" shall mean one who originates the computer software code or who makes a signific contribution to structure or organization of the software.

"Royalties" shall mean the gross amount of all payments received from the commercialization software and software support materials.

Ownership

Title to computer software and software support materials developed by faculty, employees, an students of the State University of New York or employees of the Research Foundation shall belong s to the State University of New York or the Research Foundation unless all of the following conditions then it belongs to the creator:

I. The work was not created within the scope of employment of the creator;

II. The work created was not the result of a work-for-hire situation;

III. The work created was not a product or byproduct of sponsor funded or contra activity; and

IV. The work was not developed through the use of facilities, funds, or personnel c University or the Research Foundation or under the control of the University o Research Foundation.

Royalties

Where software is created within the scope of employment or is the result of a work-for-hire situation the Research Foundation shall retain all royalties generated by commercialization, for distribu in accordance with the policies of the University and the Research Foundation.

If the work was developed through the use of University or Research Foundation facilities, fun personnel or resulted from sponsor funded or contracted activities, the creator shall receive forty perc all gross royalties received for products or services which embody the creator's work, unless the payme exceeds the limits fixed by applicable regulations of the relevant sponsoring agency, which will control such cases.

The remaining royalties will be distributed in accordance with the policies of the University the Research Foundation. (These remaining royalties, after deduction of an administrative fee, are deposited in a royalty account under the control of the campus president where the software was cr The originating academic units, laboratories, or centers, as determined by the campus president, ma receive a percentage of the royalties thus returned to the campus.)

Exception or Waiver

In all cases, the creator of software is entitled to request a waiver or exception to the provision this computer software policy. This waiver or exception will be reviewed by the appropriate Patent Pol Board of the State University of New York, which will make a recommendation on the request to the Chancellor.

State University of New York
Copyright Policy
April 1, 1990

Generally the members of the staff of the University shall retain all rights to copyright and pub written works produced by them. However, in cases where persons are employed or directed within tl scope of their employment to produce specific work subject to copyright the University shall have the to publish such work without copyright or to copyright it in its own name. The copyright will also be subject to any contractual arrangements by the University for work in the course of which the writing done. Staff members will be expected not to allow the privilege to write and retain the right to their w interfere with their University duties. In those cases where an author desires the help of University fac arrangements should be made through the administrative staff of his institution in advance with respec the assistance which may be appropriately given and the equity of the University in the finished work.

Patents and Inventions Policy of State University of New York

The patents and inventions policy of the State University of New York as approved by the Board of Trustees on September 19,1979 and amended on November 16, 1988, reads as follows:

Title 8, Chapter V, Subchapter B, Section 335.28 of the Official Compilation
of Codes, Rules and Regulations of the State of New York.
(Article XI, Title J, Section 1. of the Policies of the Board of trustees.)

335.28 Patents and inventions policy.

(a) - Purpose.

(1) State University recognizes that the three primary missions of an educational institution are teaching, research, and public service. While carrying out its research mission, State University further recognizes that inventions of value to the public will be made by persons working in its facilities. It is the policy of State University to encourage such inventors and inventions and to take appropriate steps to aid the inventor and ensure that the public receives the benefit. Appropriate steps include securing research support, identifying inventions, securing appropriate patents, marketing inventions through licensing and other arrangements, and managing royalties and other invention-related income. These activities are undertaken in a spirit of cooperation with governmental agencies and private industry as part of State University's contribution to the economic well-being of the State of New York and of the nation.

(2) In implementing its policies State University will take appropriate steps to ensure that its faculty may freely publish the results of scholarly research pursuant to the State University board of trustees policy on unrestricted disclosure of research activities as set forth in trustees' resolution number 66-258. In conformance with this principle, all concerned shall cooperate so that essential rights to inventions shall not be lost.

(3) All net proceeds after payment of the inventor's share as defined in subdivision (c), and other appropriate costs associated with the university technology transfer program, realized from the marketing of State University inventions shall be used for the support of State University research programs.

(b) All inventions made by faculty members, employees, students, and all others utilizing university facilities at any of the State-operated institutions of State University shall belong to State University and should be voluntarily disclosed, or shall be disclosed to State University upon request of the university. The inventor or inventors shall make application for patents thereon as directed by State University and shall assign such applications or any patents resulting therefrom to or as directed by State University. However, non-university organizations and individuals who utilize university research facilities under the trustees' policy on cooperative use of research equipment, or policy and guidelines on use of State University facilities by emerging technology enterprises, will retain ownership of all patentable inventions. Also, an invention made by an individual wholly on such individual's own time, and without the use of such university facilities, shall belong to the individual even though it falls within the field of competence relating to the individual's university position. For purposes of this provision, an individual's "own time" shall mean time other than that devoted to normal and assigned functions in teaching, university service, direction and conduct of research on university premises and utilizing university facilities. The term "university facilities" shall mean any facility available to the inventor as a direct result of the inventor's affiliation with State University, or any facility available under the trustees' policy on cooperative use of research equipment, or policy on use of facilities by emerging technology enterprises, and which would not otherwise be available to a non-State University-affiliated individual. Where any question is raised as to ownership of an invention or patent under these provisions, the matter shall be referred to a committee of five members to be named by the chancellor of State University. At least three of such members shall be members of the academic staff of the university. Such committee shall make a careful investigation of the circumstances under which the invention was made and shall transmit its findings and conclusions to the chancellor for review. If the committee determines that the invention has been made without the use of university facilities and not in the course of the inventor's employment by or for the university, and the chancellor concurs in such determination, the university will assert no claim to the invention or to any patent obtained thereon.

(c) With respect to any invention obtained by or through State University or assigned to or as directed by it in accordance with the foregoing provisions, the university, in recognition of the meritorious services of the inventor and in consideration of the inventor's agreement that the invention shall belong to the university, will make provision entitling the inventor and the inventor's heirs or legatees to a nonassignable share in any proceeds from the management and licensing of such invention to the extent of 40 percent of the gross royalty paid, unless this exceeds the limits fixed by applicable regulations of the relevant sponsoring agency, which will control in such cases. State University may make suitable arrangements with non-profit patent management agencies for the purpose of obtaining services and advice with respect to the patentability of inventions, the obtaining of patents thereon and the management and licensing of inventions. Such arrangements may provide for division of the net income from any invention after payment of the inventor's share between the management agency and State University.

(d) Upon recommendation of the patents and inventions policy board, the chancellor may grant exclusive licenses for a fixed period for the marketing of inventions, since it is recognized that in the absence of such a condition some inventions may not reach

the marketplace for the public benefit. Granting of exclusive licenses for a fixed period may be accepted by the chancellor as a condition for industrial sponsorship of research programs, within guidelines recommended by the patents and inventions policy board.

(e) Grants made available to State University by or through The Research Foundation of State University of New York shall be subject to the policy herein stated except in special instances as hereinafter provided. Nothing in the policy herein stated shall prevent the acceptance of research grants from, or the conduct of research for, agencies of the United States, either directly or through the Research Foundation, upon terms and conditions under applicable provisions of Federal law or regulations which require a different disposition of inventions or patent rights, nor shall anything herein contained prevent cooperative arrangements with other agencies of the State of New York for research.

(f) The chancellor, acting with the advice of the patents and inventions policy board or State University's designated patent management agent, may determine not to file a patent application in the case of any specific invention or continue efforts at marketing. The university's decision shall be arrived at, in consultation with the inventor, within a period not to exceed six months from the date of first submission of the inventor's properly executed statement of disclosure of invention to the university or its designee. In every instance in which the university determines not to file a patent application or continue efforts at marketing, or fails to elect to do so within six months from the date of submission of said disclosure statement, all of the university's rights to the invention shall be released to the inventor, who may then file for a patent, subject only to those restrictions that may be required by an external sponsor, if any. In every instance in which the university determines to file a patent application or continue efforts at marketing, the inventor may, at any subsequent time, request the patents and inventions policy board to recommend such release. For any invention so released to an inventor, State University, at its option, shall receive 10 percent of the net proceeds, in recognition of the contribution of the State and people of New York to the support of the research which resulted in said invention. For purposes of this provision, the term "net proceeds" shall mean earnings to the inventor from the invention over and beyond reasonable costs incurred in the process of patent application and management.

(g) In all cases, any person is entitled to request an exception or waiver to the provisions of this patents and inventions policy. The person requesting an exception or waiver shall have the right to appear, accompanied by representatives of the person's choice, before the patents and inventions policy board for consideration of the request for an exception or waiver. The patents and inventions policy board shall prepare a report of its findings and an advisory recommendation to the chancellor for review. The decision of the chancellor on the findings and recommendations of the patents and inventions policy board shall be final.

(h) The chancellor shall establish and appoint a patents and inventions policy board of the State University of New York and designate the chair thereof in accordance with the following:

(1) The patents and inventions policy board shall have no more than 10 members, and shall include one representative of the central administration, two from the university centers, one from the health sciences centers, one from another major research institution of the university, one from the colleges of arts and sciences, one from the agriculture and technology colleges, one from The Research Foundation of State University of New York, and two representatives from business and industry.

(2) The patents and inventions policy board shall have full powers of organization.

(3) The members of the patents and inventions policy board shall serve without extra compensation and at the pleasure of the chancellor. The normal term of appointment shall be for three years.

(4) The patents and inventions policy board shall meet at least once annually.

(5) The patents and inventions policy board shall advise the chancellor in the following matters:

(i) guidelines and procedures for the implementation of these policies; (ii) exceptions to these policies in unusual circumstances;

(iii) determining the extent of the university's interest in inventions;

(iv) determining whether or not to grant exclusive licenses or to commit the university to the future granting of exclusive licenses as a condition of sponsorship for particular research projects; and

(v) such other matters as the chancellor may deem appropriate.

(6) The patents and inventions policy board shall undertake continual review of these policies and advise the chancellor and the board of trustees thereto.

(7) The patents and inventions policy board shall maintain current information concerning patent and invention activities within the university, disseminate information to the faculty of State University concerning such activities, and encourage general awareness of and interest concerning patents within the university community.

(8) The patents and inventions policy board, through the chancellor, shall report annually to the board of trustees concerning its activities and recommendations during the preceding year.

SCHEDULE 1

The schedule below represents the reimbursement obligations of LICENSEE under §2.1 of the Licens Agreement for costs incurred and recorded as payables on FOUNDATION's books of account throu June 13, 2001 and constitutes the first notice of reimbursable patent costs pursuant to §2.1. Any amou recorded on FOUNDATION's books of account after June 13, 2001 is treated as a current obligation LICENSEE under §2.1.

Due and payable on Effective Date to make License Agreement effective:	$ [redacted]
Due and payable on or before March 31, 2002	$[redacted]
Due and payable on or before March 31, 2003	$[redacted]
Due and payable on or before March 31, 2004	$[redacted]
TOTAL	$[redacted]